Exhibit 99.6

CENTRAL PACIFIC FINANCIAL CORP.
NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock” or “Common Shares”) of Central Pacific Financial Corp. (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated [ ], 2011 (the “Prospectus”), hereby certifies to the Company and Wells Fargo Bank, National Association, as subscription agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right, and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Common Shares pursuant to the over-subscription privilege, listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), (2) each such beneficial owner’s basic subscription right has been exercised in full, and (3) each beneficial owner exercising Rights is a resident of the United States or, if it is not, has provided evidence satisfactory to the Company that the exercise of such Rights does not violate the laws of the jurisdiction of such holder.

	Number of Common Shares Beneficially Owned on the Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Right	Number of Shares Subscribed for Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

The undersigned represents, warrants and agrees with the Company and the subscription agent that, in the case of Rights acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Rights acquired by it, and any Common Shares which may be acquired as a consequence of the exercise by it of any such Rights, have not been or will not be acquired on behalf of, or with a view to offer or resale to, persons in any Member State of the European Economic Area (“Relevant Member State”) other than qualified investors within the meaning of the Prospectus Directive; or (ii) where Rights or Common Shares have been or will be acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such Rights or Common Shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the above paragraph:

(a)           a reference to an “offer” in relation Rights or Common Shares to any person in any Relevant Members State means the communication in any form and by any means to such person of sufficient information on the terms of the offer and any Rights or Common Shares to be offered so as to enable an investor to decide to purchase or subscribe for such Rights or Common Shares, and such reference shall be interpreted in the context of any variation of the meaning of the expression “offer of securities to be made to the public” pursuant to Article 3(1) of the Prospectus Directive by any measure implementing the Prospectus Directive in that Relevant Member State;

(b)           the expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State, and includes any relevant implementing measure in each Relevant Member State; and

(c)           the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s):